Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2006 RESULTS
Same Store Sales Increase 1.0%
Cash Flow from Operations Exceeds $170 Million for the Year
Company Establishes Significant Reserve for Hilda Perez Litigation

Plano, Texas, February 5, 2007 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2006.
Fourth Quarter 2006 Results
The Company reported total revenues for the quarter ended December 31, 2006 of $656.1 million, a $72.9 million increase from $583.2 million for the same period in the prior year. This increase of 12.5% in revenues was primarily driven by the RentWay acquisition that closed on November 15, 2006, a 1.0% increase in same store sales, and an increase in incremental revenues generated in new and acquired stores.
Reported net earnings for the quarter ended December 31, 2006 were a negative $2.3 million, when including a $58.0 million pre-tax expense for the establishment of a reserve for the Hilda Perez litigation and a $2.6 million pre-tax expense for refinancing of the senior credit facility, a decrease of $37.4 million from the reported net earnings of $35.1 million for the same period in the prior year when including a $2.1 million pre-tax restructuring expense and a $1.1 million pre-tax expense related to the damage caused by the 2005 hurricanes, as well as the $3.7 million benefit for the state tax reserve adjustment credit. Reported diluted earnings per share were a negative $0.03, when including the $0.51 per share effect of the Hilda Perez litigation and the $0.02 per share effect of refinancing expenses. This represents a decrease of $0.53 per diluted share from the $0.50 reported diluted earnings per share for the same period in the prior year, when including the $0.02 per share effect of restructuring expenses, the $0.01 per share impact in 2005 of the hurricane expenses and the $0.05 per share benefit for the state tax reserve adjustment credit in 2005.
Adjusted net earnings for the quarter ended December 31, 2006 were $35.6 million when excluding the expenses for litigation and refinancing discussed below, an increase of 6.0% or $2.0 million from the adjusted net earnings of $33.6 million for the same period in the prior year when excluding the expenses for restructuring and the expenses related to the damage caused by the 2005 hurricanes as well as the credit for the state tax reserve adjustment discussed below. The increase in adjusted net earnings is primarily attributable to an increase in same store sales. Adjusted diluted earnings per share were $0.50 when excluding the expenses for litigation and refinancing discussed below, as compared to adjusted diluted earnings per share of $0.48 for the same period in the prior year, when excluding the expenses for restructuring and the impact in 2005 of the hurricanes as well as the credit for the state tax reserve adjustment discussed below. This represents an increase of 4.2% or $0.02 per diluted share.
“We had a very strong operating quarter, notwithstanding the reported net earnings which were impacted by the Perez litigation reserve,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Despite the lack of class certification or judgment of liability in the Perez case, we felt it appropriate to take a pre-tax, non-cash charge at the end of the year in the amount of $58 million due to unfavorable rulings against us in this case and the information available to us at this time,” Speese added.

“However, I am pleased with the operating results for the fourth quarter, where we again saw positive same store sales and met the high end of our expectations for diluted earnings per share, when excluding the litigation and refinancing expenses,” Mr. Speese continued. “We also achieved these results concurrently with the acquisition of RentWay, a major rental purchase company operating 782 stores in 34 states. I want to thank all our co-workers for their dedication and efforts that led to our excellent results in the quarter,” Speese added.
Year End December 31, 2006 Results
Total reported revenues for the twelve months ended December 31, 2006 increased to $2.434 billion, a $95 million increase from $2.339 billion for the same period in the prior year. This increase of 4.1% in revenues was primarily driven by the RentWay acquisition, a 1.9% increase in same store sales, and an increase in incremental revenues generated in new and acquired stores.
Reported net earnings for the twelve months ended December 31, 2006 were $103.1 million when including the expenses for litigation and refinancing discussed below, a decrease of $32.6 million from the reported net earnings of $135.7 million for the same period in the prior year when including the restructuring expenses and the expenses related to the damage caused by the 2005 hurricanes as well as the credits for the state tax reserve adjustment, the federal tax audit reserve and litigation reversion discussed below. Reported diluted earnings per share were $1.46, when including the aggregate $0.65 per share effect for litigation expenses and the aggregate $0.04 per share effect of refinancing expenses discussed below. This represents a decrease of $0.37 per diluted share from the $1.83 per reported diluted earnings per share for the same period in the prior year, when including the $0.14 per share effect of restructuring expenses and the $0.09 per share impact in 2005 of the hurricane expenses, as well as the $0.05 per share benefit for the state tax reserve adjustment credit in 2005, the $0.03 per share benefit for the federal tax audit reserve credit in 2005 and the $0.07 per share benefit for the litigation reversion credit in 2005 discussed below.
Adjusted net earnings for the twelve months ended December 31, 2006 were $152.1 million when excluding the expenses for litigation and refinancing discussed below, an increase of 7.2% or $10.2 million from the adjusted net earnings of $141.9 million for the same period in the prior year when excluding the expenses for restructuring and the expenses related to the damage caused by the 2005 hurricanes as well as the credits for the state tax reserve adjustment, the federal tax audit reserve and litigation reversion discussed below. Adjusted diluted earnings per share were $2.15 when excluding the expenses for litigation and refinancing discussed below, as compared to adjusted diluted earnings per share of $1.91 for the same period in the prior year, when excluding the expenses for restructuring and the impact in 2005 of the hurricanes as well as the credits for the state tax reserve adjustment, the federal tax audit reserve and litigation reversion discussed below. This represents an increase of 12.6% or $0.24 per diluted share.
“I am very pleased with our operational accomplishments in 2006,” Mr. Speese stated. “Our focus on execution in our core rent-to-own business resulted in same store sales increasing 1.9%. We are on-track to successfully integrate the RentWay acquisition and implement our proven business model. In addition, we continued our expansion into the financial services industry with the opening of 110 financial services locations within existing rent-to-own stores, ending the year with 150 locations,” continued Mr. Speese. Mr. Speese added, “In 2007, our focus will include continued improvement of our store operations, integrating the RentWay acquisition, continuing our financial services expansion by adding financial services to between 200 and 250 rent-to-own store locations, and continuing to strengthen our balance sheet.”

Through the twelve month period ended December 31, 2006, the Company generated cash flow from operations of approximately $171.9 million, while ending the quarter with $92.3 million of cash on hand. During the twelve month period ended December 31, 2006, the Company repurchased 202,800 shares of its common stock for $4.7 million in cash under its common stock repurchase program and has utilized a total of $360.8 million of the $400.0 million authorized by its Board of Directors since the inception of the plan.
Operations Highlights
During the fourth quarter of 2006, the Company opened 12 new rent-to-own store locations, acquired 782 stores as well as accounts from two additional locations and consolidated 139 stores (of which 132 were due to the RentWay transaction) into existing locations, for a net addition of 655 stores and an ending balance of 3,406 stores. During the fourth quarter of 2006, the Company added financial services to 50 existing rent-to-own store locations, closed one location and ended the quarter with a total of 150 stores providing these services.
Through the twelve month period ended December 31, 2006, the Company opened 40 new rent-to-own store locations, acquired 810 stores as well as accounts from 37 additional locations, consolidated 189 (of which 132 were due to the RentWay transaction) stores into existing locations, and sold 15 stores, for a net addition of 646 stores. Through the twelve month period ending December 31, 2006, the Company added financial services to 113 existing rent-to-own store locations, consolidated one store with financial services into an existing location and closed two locations, for a net addition of 110 stores providing these services.
Since January 1, 2007, the Company has opened one new rent-to-own store location and consolidated 14 stores (of which 13 were due to the RentWay transaction) into existing locations. The Company has not added any financial services to existing rent-to-own store locations since January 1, 2007.
2006 Significant Items
2006 Litigation Expense
Hilda Perez. During the fourth quarter of 2006, the Company recorded a pre-tax expense of $58.0 million related to Hilda Perez v. Rent-A-Center, Inc., a putative class action filed in the Superior Court, Law Division, Camden County, New Jersey which alleges that the rent-to-own contracts entered into by Perez and a class of similarly situated individuals violated New Jersey’s Retail Installment Sales Act (“RISA”) and New Jersey’s Consumer Fraud Act (“CFA”), because such contracts imposed a time price differential in excess of the 30% per annum interest rate permitted under New Jersey’s criminal usury statute. During the alleged class period, the Company entered into approximately 294,000 rent-to-own contracts in that state. As announced in March of last year, the Supreme Court of New Jersey held that rent-to-own contracts in New Jersey are “retail installment contracts” under RISA and that RISA incorporates the 30% interest rate cap in New Jersey’s criminal usury statute and remanded the matter to the trial court for further proceedings. Subsequently, the New Jersey Supreme Court denied the Company’s motion for reconsideration and on January 8, 2007, the United States Supreme Court denied the Company’s writ of certiorari. No class has been certified in this matter, and no finding of liability or damages against the Company has been made. Nevertheless, the Company believes that a loss with respect to this matter is probable and that the amount recorded reflects management’s belief as to the appropriate accounting charge for this matter at this time. The Company intends to continue its vigorous defense of this matter, while exploring opportunities to resolve it on reasonable terms. There can be no assurance that the amount of the loss ultimately incurred in this matter will not be greater than the amount recorded at this time. The Company intends to adjust this reserve in the future as circumstances warrant. The litigation expense with respect to the Hilda Perez case reduced diluted earnings per share by approximately $0.51 in the fourth quarter of 2006 and $0.52 for the twelve month period ended December 31, 2006.

Burdusis/French/Corso. As previously announced on August 10, 2006, the Company has reached a settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. The terms of the settlement are subject to the parties obtaining final court approval. A hearing on a motion for final approval of the settlement is currently scheduled for February 21, 2007. The Company intends to fund the entire settlement amount within 14 days of final approval by the court. The Company recorded a pre-tax expense of $4.95 million in the third quarter of 2006 to account for the settlement amount and attorneys’ fees. The litigation expense with respect to the Burdusis/French/Corso settlement reduced diluted earnings per share by approximately $0.04 for the twelve month period ended December 31, 2006.
California Attorney General. As announced on October 30, 2006, the Company reached a settlement with the California Attorney General to resolve the inquiry received in the second quarter of 2004 regarding the Company’s business practices in California with respect to its cash prices and its membership program. As part of the settlement, the Company has agreed to pay restitution to certain customers in the aggregate amount of approximately $9.6 million. The Company is in the process of selecting a settlement administrator to implement the restitution program and expects to fund the restitution account in the second quarter of 2007. To account for the settlement costs, as well as the Company’s attorneys’ fees, the Company recorded a pre-tax charge of $10.4 million in the third quarter of 2006. The litigation expense with respect to the California Attorney General settlement reduced diluted earnings per share by approximately $0.09 for the twelve month period ended December 31, 2006.
2006 Refinancing Expense
2006 Senior Credit Facility Refinancing Expenses. During the third quarter of 2006, the Company recorded a pre-tax expense of approximately $2.2 million to write off the remaining unamortized balance of financing costs from our previous credit agreement closed in July 2004. This refinancing expense reduced diluted earnings per share by approximately $0.02 for the twelve month period ended December 31, 2006.
During the fourth quarter of 2006, the Company re-financed its credit agreement in connection with the RentWay acquisition and recorded a pre-tax expense of approximately $2.6 million to write off the remaining unamortized balance of financing costs from our previous credit agreement closed in July 2006. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the fourth quarter of 2006 and for the twelve month period ended December 31, 2006.
2005 Significant Items
2005 Store Consolidation Plan Expenses. During the fourth quarter of 2005, the Company recorded a pre-tax restructuring expense of approximately $2.1 million as part of the store consolidation plan announced on September 6, 2005. The costs with respect to these store closings relate primarily to lease terminations of approximately $2.8 million, fixed asset disposals of approximately $1.5 million and the proceeds from the sale of stores net of inventory costs of $2.3 million. This restructuring expense reduced diluted earnings per share in the fourth quarter of 2005 by $0.02.
For the third and fourth quarter of 2005 combined, the Company recorded pre-tax restructuring expenses of approximately $15.2 million as part of the store consolidation plan. The costs with respect to these store closings relate primarily to lease terminations of approximately $9.3 million, goodwill impairment of approximately $4.5 million, fixed asset disposals of approximately $3.3 million and the proceeds from the sale of stores net of inventory costs of $2.3 million. This restructuring expense reduced diluted earnings per share for the twelve month period ended December 31, 2005 by $0.14.

2005 Hurricane Related Expenses. During the fourth quarter of 2005, the Company recorded a pre-tax expense of approximately $1.1 million related to the damage caused by Hurricanes Katrina, Rita and Wilma. These costs relate primarily to inventory losses. This expense reduced diluted earnings per share in the fourth quarter of 2005 by $0.01.
For the third and fourth quarter of 2005 combined, the Company recorded pre-tax expenses of approximately $8.9 million related to the damage caused by Hurricanes Katrina, Rita and Wilma. These costs relate primarily to inventory losses of approximately $4.5 million and goodwill impairment of approximately $3.7 million. These expenses reduced diluted earnings per share for the twelve month period ended December 31, 2005 by $0.09.
2005 Tax Reserve Adjustment and Litigation Reversion Credits. During the fourth quarter of 2005, the Company recorded a $3.7 million state tax reserve credit for a reserve adjustment due to a change in estimate related to potential loss exposures. The state tax reserve credit increased diluted earnings per share in the fourth quarter of 2005 by $0.05.
Also in 2005, the Company recorded a $2.0 million tax audit reserve credit in the second quarter associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. In addition, the Company recorded an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation. The state tax reserve credit in the fourth quarter, the federal tax audit reserve credit in the second quarter and the litigation reversion credit in the first quarter increased diluted earnings per share for the twelve month period ended December 31, 2005 by $0.05, $0.03, and $0.07, respectively.
- - -
Rent-A-Center will host a conference call to discuss the fourth quarter results on Tuesday morning, February 6, 2007, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 3,XXX company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 2XX rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after February 5, 2007.
FIRST QUARTER 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $749 million to $764 million.
•	Store rental and fee revenues are expected to be between $653 million and $665 million.
•	Total store revenues are expected to be in the range of $739 million to $754 million.
•	Same store sales are expected to be in the flat to 1.0% range.
•	The Company expects to open approximately 5 new rent-to-own store locations.
•	The Company expects to add financial services to 30-40 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.1% and 22.5% of store rental and fee revenue and cost of merchandise sold to be between 68% and 73% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 55.0% to 56.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.9% and 4.1% of total revenue.
•	Net interest expense is expected to be approximately $23.0 million, depreciation of property assets to be approximately $17.0 million and amortization of intangibles is expected to be approximately $4.0 million.
•	The effective tax rate is expected to be in the range of 37.0% to 37.5% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.62 to $0.68.
•	Diluted shares outstanding are estimated to be between 71.1 million and 72.1 million.
FISCAL 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.935 billion and $2.985 billion.
•	Store rental and fee revenues are expected to be between $2.610 billion and $2.650 billion.
•	Total store revenues are expected to be in the range of $2.895 billion and $2.945 billion.
•	Same store sales are expected to be in the 1.0% to 2.0% range.
•	The Company expects to open 25-35 new store locations.
•	The Company expects to add financial services to 200-250 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.0% and 22.4% of store rental and fee revenue and cost of merchandise sold to be between 75% and 80% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.0% to 58.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.8% and 4.0% of total revenue.
•	Net interest expense is expected to be between $85.0 million and $90.0 million, depreciation of property assets is expected to be between $65.0 million and $70.0 million and amortization of intangibles is expected to be approximately $15.5 million.
•	The effective tax rate is expected to be in the range of 37.0% to 37.5% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.24 to $2.32.
•	Diluted shares outstanding are estimated to be between 71.5 million and 73.0 million.

     This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the Company’s ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to the Company’s customer demographic; the Company’s ability to identify and successfully enter into new lines of business offering products and services that appeal to the Company’s customer demographic, including the Company’s financial services products; the resolution of the Company’s litigation including without limitation Perez; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; the Company’s ability to enter into new and collect on the Company’s rental purchase agreements; the Company’s ability to enter into new and collect on the Company’s short term loans; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in estimates with respect to self insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; changes in the Company’s stock price and the number of shares of common stock that we may or may not repurchase; changes in our debt ratings; the negotiation of and entry into definitive settlement documentation with respect to the Burdusis/French/Corso settlement; one or more parties filing an objection to the Burdusis/French/Corso settlement; the court could refuse to approve the Burdusis/French/Corso settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; the ability of the Company to successfully integrate the RentWay stores into the Company’s operating system; the Company’s ability to enhance the performance of the acquired RentWay stores; the Company’s ability to realize the cost savings anticipated in connection with the RentWay acquisition; and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)

	Three Months Ended December 31,
	2006	2006		2005	2005
				Before	After
	Before	After		Restructuring	Restructuring
	Litigation	Litigation		and Hurricane	and Hurricane
	Expense &	Expense &		Expenses and	Expenses and
	Refinancing	Refinancing		State Tax	State Tax
	Charges	Charges		Reserve Credit	Reserve Credit

Total Revenue	$656,126	$656,126		$583,213	$583,213
Operating Profit	77,396	19,396	(1)	63,073	59,811 (3)
Net Earnings	35,596	(2,320)	(1,2)	33,596	35,050 (3)
Diluted Earnings per Common Share	$0.50	($0.03)	(1,2)	$0.48	$0.50 (3)
Adjusted EBITDA	$95,296	$95,296		$77,764	$77,764

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	59,845	(793)		51,742	48,480
Add back:
Restructuring expense	—	—		—	2,138
Hurricane expense impact	—	—		—	1,124
Finance charges from refinancing	—	2,638		—	—
Litigation expense	—	58,000		—	—
Interest expense, net	17,551	17,551		11,331	11,331
Depreciation of property assets	15,172	15,172		13,364	13,364
Amortization of intangibles	2,728	2,728		1,327	1,327

Adjusted EBITDA	$95,296	$95,296		$77,764	$77,764

	Twelve Months Ended December 31,
	2006	2006		2005	2005
				Before	After
				Restructuring	Restructuring
				and Hurricane	and Hurricane
				Expenses and	Expenses and
	Before	After		Tax Audit	Tax Audit
	Litigation	Litigation		Reserve, State	Reserve, State
	Expense &	Expense &		Tax Reserve	Tax Reserve
	Refinancing	Refinancing		and Litigation	and Litigation
	Charges	Charges		Credits	Credits

Total Revenue	$2,433,908	$2,433,908		$2,339,107	$2,339,107
Operating Profit	295,244	221,944	(1,5,6)	265,803	249,771	(7,8)
Net Earnings	152,147	103,092	(1,2,4,5,6)	141,886	135,738	(7,8)
Diluted Earnings per Common Share	$2.15	$1.46	(1,2,4,5,6)	$1.91	$1.83	(7,8)
Adjusted EBITDA	$356,468	$356,468		$327,223	$327,223

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	242,241	164,138		225,100	209,068
Add back:
Restructuring expense	—	—		—	15,166
Hurricane expense impact	—	—		—	5,199
Litigation expense/ (reversion)	—	73,300		—	(8,000)
Finance charges from refinancing	—	4,803		—	—
Interest expense, net	53,003	53,003		40,703	40,703
Depreciation of property assets	55,651	55,651		53,382	53,382
Amortization of intangibles	5,573	5,573		8,038	11,705	(9)

Adjusted EBITDA	$356,468	$356,468		$327,223	$327,223

(1)	Including the effects of a $58.0 million pre-tax expense in the fourth quarter of 2006 associated with the litigation expense with respect to the Hilda Perez case. The expense reduced diluted earnings per share by approximately $0.51 in the fourth quarter of 2006 and $0.52 for the twelve month period ended December 31, 2006.

(2)	Including the effects of a $2.6 million pre-tax expense in the fourth quarter of 2006 for the refinancing of the Company’s senior credit facility. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the fourth quarter of 2006 and for the twelve month period ended December 31, 2006.

(3)	Including the effects of a $2.1 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005, $1.1 million in pre-tax expenses related to the damage caused by Hurricanes Katrina, Rita and Wilma, and a $3.7 million state tax reserve credit for a reserve adjustment. The expenses reduced diluted earnings per share in the fourth quarter of 2005 by $0.02 for the restructuring expense, and by $0.01 for the hurricane expenses, while the state tax reserve credit increased diluted earnings per share by $0.05.

(4)	Including the effects of a $2.2 million pre-tax expense in the third quarter of 2006 for the refinancing of the Company’s senior credit facility. This refinancing expense reduced diluted earnings per share by approximately $0.02 for the twelve month period ended December 31, 2006.

(5)	Including the effects of a $4.95 million pre-tax expense in the third quarter of 2006 associated with the settlement of the Burdusis/French/Corso litigation. The expense reduced diluted earnings per share by approximately $0.04 for the twelve month period ended December 31, 2006.

(6)	Including the effects of a $10.4 million pre-tax expense in the third quarter of 2006 associated with the settlement with the California Attorney General. The expense reduced diluted earnings per share by approximately $0.09 for the twelve month period ended December 31, 2006.

(7)	Including the effects of a $15.2 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005, $8.9 million in pre-tax expenses related to the damage caused by Hurricanes Katrina, Rita and Wilma, and a $3.7 million state tax reserve credit for a reserve adjustment. The expenses reduced diluted earnings per share for the twelve month period ending December 31, 2005 by $0.14 for the restructuring expense, and by $0.09 for the hurricane expenses, while the state tax reserve credit increased diluted earnings per share by $0.05.

(8)	Including the effects of an $8.0 million pre-tax credit in the first quarter 2005 associated with the settlement of the Griego/Carrillo litigation reversion, and a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns in the second quarter of 2005. These credits increased diluted earnings per share for the twelve month period ended December 31, 2005 by $0.07 for the litigation reversion credit and $0.03 for the federal tax audit reserve credit.

(9)	Includes $3.667 million of goodwill impairment related to Hurricanes Katrina, Rita and Wilma in the third quarter of 2005.

Selected Balance Sheet Data: (in Thousands of Dollars)	December 31, 2006	December 31, 2005
Cash and cash equivalents	$92,344	$57,627
Prepaid expenses and other assets	82,218	38,524
Rental merchandise, net
On rent	810,399	588,978
Held for rent	239,466	161,702
Total Assets	2,756,461	1,948,664

Senior debt	993,278	424,050
Subordinated notes payable	300,000	300,000
Total Liabilities	1,829,346	1,125,232
Stockholders’ Equity	927,115	823,432

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Three Months Ended December 31,
	2006	2005
	Unaudited
Store Revenue
Rentals and Fees	$594,520	$523,063
Merchandise Sales	37,020	37,812
Installment Sales	8,500	6,565
Other	5,344	2,890

	645,384	570,330

Franchise Revenue
Franchise Merchandise Sales	9,625	11,762
Royalty Income and Fees	1,117	1,121

Total Revenue	656,126	583,213

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	131,944	113,873
Cost of Merchandise Sold	30,473	29,018
Cost of Installment Sales	3,669	2,720
Salaries and Other Expenses	373,174	341,391
Franchise Cost of Merchandise Sold	9,203	11,326

	548,463	498,328

General and Administrative Expenses	27,539	21,609
Amortization of Intangibles	2,728	1,327
Restructuring Charge	—	2,138
Litigation Expense	58,000	—

Total Operating Expenses	636,730	523,402

Operating Profit	19,396	59,811

Finance Charges from Refinancing	2,638	—
Interest Income	(1,362)	(1,408)
Interest Expense	18,913	12,739

Earnings before Income Taxes	(793)	48,480

Income Tax Expense	1,527	13,430

NET EARNINGS	(2,320)	35,050

BASIC WEIGHTED AVERAGE SHARES	70,095	69,942

BASIC EARNINGS PER COMMON SHARE	$(0.03)	$0.50

DILUTED WEIGHTED AVERAGE SHARES	71,191	70,647

DILUTED EARNINGS PER COMMON SHARE	$(0.03)	$0.50

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Twelve Months Ended December 31,
	2006	2005
	Unaudited
Store Revenue
Rentals and Fees	$2,174,239	$2,084,757
Merchandise Sales	175,954	177,292
Installment Sales	26,877	26,139
Other	15,607	7,903

	2,392,677	2,296,091

Franchise Revenue
Franchise Merchandise Sales	36,377	37,794
Royalty Income and Fees	4,854	5,222

Total Revenue	2,433,908	2,339,107

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	476,462	452,583
Cost of Merchandise Sold	131,428	129,624
Cost of Installment Sales	11,346	10,889
Salaries and Other Expenses	1,385,437	1,358,760
Cost of Franchise Merchandise Sold	34,862	36,319

	2,039,535	1,988,175

General and Administrative Expenses	93,556	82,290
Amortization of Intangibles	5,573	11,705
Restructuring charge	—	15,166
Litigation Expense / (Reversion)	73,300	(8,000)

Total Operating Expenses	2,211,964	2,089,336

Operating Profit	221,944	249,771

Finance Charges from Refinancing	4,803	—
Interest Income	(5,556)	(5,492)
Interest Expense	58,559	46,195

Earnings before Income Taxes	164,138	209,068

Income Tax Expense	61,046	73,330

NET EARNINGS	103,092	135,738

BASIC WEIGHTED AVERAGE SHARES	69,676	73,018

BASIC EARNINGS PER COMMON SHARE	$1.48	$1.86

DILUTED WEIGHTED AVERAGE SHARES	70,733	74,108

DILUTED EARNINGS PER COMMON SHARE	$1.46	$1.83